EXHIBIT 99.1

Commonwealth Biotechnologies, Inc. Announces Definitive

Share Purchase Agreement to Acquire GL Biochem

(Shanghai) and Associated Businesses

Richmond, Va. (September 3, 2009) - Commonwealth Biotechnologies, Inc. (“CBI”) (NASDAQ Capital Market: CBTE) is pleased to announce that it has executed a definitive agreement to acquire all of the outstanding shares of GL Biochem (Shanghai) Ltd, (“GL”) as well as all of the outstanding shares of GL Biochem (Danyang) Ltd, GL Peptide (Binhai) Ltd, and 86% of the shares of GL Peptide (Shanghai) Ltd, three businesses affiliated with GL (collectively, the “GL Group”). The GL Group is the largest global supplier of research-grade peptide products and peptide reagents. CBI management anticipates that the acquisition of the GL Group, in combination with revenues from CBI’s existing peptide subsidiary Mimotopes Pty Ltd, will result in consolidated revenues of over $18 million and net income after tax of over $3 million in 2010.

Originally contemplated as a 2-stage transaction involving the purchase of GL in the first instance, followed by the purchase of the three affiliated businesses, CBI and the shareholders of the GL Group have agreed to complete the transaction in a single step, thus bringing the full benefit of the GL Group’s revenues, income, and assets to CBI immediately. The transaction will involve the issuance CBI common stock to the shareholders of the GL Group, such that the shareholders of the GL Group will hold 68-80% of CBI’s share capital on a fully-diluted basis. The exact percentage will be determined by the GL Group’s forthcoming 2008 PCAOB-qualified audited after-tax profit results. CBI recently satisfied a key condition precedent for the acquisition, that being the execution of a definitive agreement for the sale of its CBI Services and FIL divisions to Bostwick Laboratories. The GL Group transaction is still subject to CBI shareholder and regulatory approvals.

Dr. Bill Guo, Chairman and CEO of CBI said, “The merger with the GL Group will propel CBI into a very strong position in the rapidly growing peptide outsourcing market and brings with it significant opportunity for free cash flows and a strong, debt-free balance sheet. The transaction is expected to be earnings accretive and has excellent potential to generate increased value for our shareholders. We are very excited about the financial strength and growth prospects that the transaction will bring to CBI.”

Over the past 5 years, the GL Group has demonstrated compound annual revenue growth of over 40%. Despite the global economic downturn, the GL Group reported a 20% increase in revenues in the first half of 2009 (unaudited) compared to the same period last year.

Dr. Hongyan Xu, CEO and President of the GL Group of companies said, “We are excited about this transaction because it forges a closer link with our peptide business partner Mimotopes Pty Ltd and also brings with it the benefits of becoming a public company. We believe that both Mimotopes and GL will show significant revenue and income growth for custom peptides in 2009/2010 and we also anticipate significant demand for GL’s new product offerings. We look forward to working together in the new CBI Group to strengthen our combined position as the largest global provider of peptide products and peptide contract research.”

About CBI

CBI offers cutting-edge research and development products and services to the global life sciences industry. CBI now operates through: (1) CBI Services, a discovery phase contract research organization; (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business; and (4) Venturepharm (Asia), a contract research consortium specializing in drug discovery and development, process scale-up, formulation development, cGMP manufacturing and clinical trial management. For more information, visit CBI on the web at www.cbi-biotech.com.

About GL Biochem (Shanghai) Ltd

GL Biochem (Shanghai) Ltd is an international leader in the research, development, manufacture and marketing of diverse biochemical and fine chemicals, with a particular strength in peptides, peptide reagents and related products. With over 800 highly-trained staff and state-of-the-art facilities, GL Biochem is now the largest manufacturer of research-grade peptides and peptide reagents globally. For more information visit www.glschina.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Specifically, CBI cannot guaranty that:

•	the transaction referenced herein will close;

•	the combined companies will perform as anticipated on an ongoing basis;

•	that the market for peptide drugs will continue to grow as referenced herein; and

•	that CBI’s shareholders and lenders will approve this transaction.

Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Further, all forward-looking statements included in this press release are based upon information available to CBI as of the date hereof. CBI assumes no obligation to update any such forward-looking statements.

Commonwealth Biotechnologies, Inc. (CBI)

Richard J. Freer, Ph.D.

COO

804 648 3820